    News Release (NYSE:RPT)

RPT REALTY REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

NEW YORK, New York – February 20, 2019 - RPT Realty (NYSE:RPT) (the "Company") today announced its financial and operating results for the quarter and year ended December 31, 2018.

FOURTH QUARTER AND FULL YEAR 2018 HIGHLIGHTS

•	Fourth quarter net loss attributable to common shareholders of $(5.8) million or $(0.07) per diluted share.

•	Fourth quarter NAREIT-defined Funds from Operations ("FFO") of $0.30 per diluted share and Operating Funds from Operations (“Operating FFO”) of $0.31 per diluted share.

•	Same property NOI with redevelopment increased 4.3% in the fourth quarter and 2.9% for the full year as compared to the same periods in the prior year.

•	As of December 31, 2018, the consolidated portfolio leased rate was 94.3%, up 10 basis points sequentially.

•	As of December 31, 2018, spaces less than 10,000 square feet ("Small Shops") were 88.8% leased, up 70 basis points sequentially.

•	As of December 31, 2018, the Company had $4.8 million of signed not commenced Annualized Base Rent ("ABR") that is scheduled to commence over the next twelve months.

•
During the fourth quarter, the Company completed the sale of six non-core properties for an aggregate sale price of $123.0 million. Additionally, the Company is under contract to sell two non-core assets for $68.5 million.

•	On February 5, 2019, the Company’s Board of Trustees declared a first quarter 2019 regular cash dividend of $0.22 per common share.

"2018 marked a turning point for RPT. With the new executive team setting the tone since June, the leasing and development teams now in place, and the completion of our disposition program almost a year ahead of schedule, we ended 2018 with great momentum as evidenced by our above plan operating performance," said Brian Harper, President and Chief Executive Officer. "We are particularly pleased with the execution of our disposition program, which has significantly improved the quality of our cash flows and strength of our balance sheet. By shedding our lowest quality assets, we expect to produce higher and more consistent NOI and earnings growth in the years ahead and believe we have better insulated the portfolio from future retailer fallout. As we embark on 2019, our team is laser-focused on capitalizing on our organic growth initiatives including small shop leasing and proactive remerchandising, as well as driving further progress on our large-scale redevelopment opportunities. We believe these initiatives should drive another year of solid same property NOI growth, while setting the Company up for a return to earnings growth in 2020 and beyond.”

FINANCIAL RESULTS

Net (loss) income attributable to common shareholders for the fourth quarter 2018 of $(5.8) million, or $(0.07) per diluted share, compared to $19.2 million, or $0.24 per diluted share for the same period in 2017. Net income available to common shareholders for the full year 2018 of $10.9 million, or $0.13 per diluted share, compared to $62.4 million, or $0.78 per diluted share for the full year 2017.

FFO for the fourth quarter 2018 of $27.0 million, or $0.30 per diluted share, compared to $26.5 million, or $0.30 per diluted share for the same period in 2017. FFO for the full year 2018 of $109.4 million, or $1.23 per diluted share, compared to $118.6 million, or $1.34 per diluted share for the full year 2017.

i

Operating FFO for the fourth quarter 2018 of $27.3 million, or $0.31 per diluted share, compared to $27.7 million or $0.31 per diluted share for the same period in 2017. Operating FFO for the fourth quarter 2018 excludes certain net non-recurring costs that totaled $0.4 million, attributable to executive management reorganization, severance, and debt prepayment costs, partially offset by land sale gains associated with the sale of land at Harvest Junction. Operating FFO for the full year 2018 of $120.1 million, or $1.35 per diluted share, compared to $119.6 million, or
$1.36 per diluted share in the full year 2017. Operating FFO for the full year 2018 excludes certain net non-recurring costs that totaled $10.7 million, primarily attributable to executive management reorganization and severance costs.

OPERATING RESULTS

Same property NOI with redevelopment during the fourth quarter 2018 increased 4.3% compared to the same period in 2017. For the full year 2018, same property NOI with redevelopment increased 2.9% compared to the same period in 2017. Same property NOI with redevelopment growth for the quarter and year was largely driven by higher minimum rent.

At December 31, 2018, the Company's consolidated portfolio was 94.3% leased compared to 94.2% at September 30, 2018 and 93.3% at December 31, 2017. Occupancy at December 31, 2018 was 91.7% compared to 90.8% at September 30, 2018 and 91.1% at December 31, 2017. The consolidated anchor tenant portfolio (GLA of 10,000 square feet or more) was 96.6% leased and 94.6% occupied at December 31, 2018 compared to 96.7% leased and 93.4% occupied at September 30, 2018 and 96.1% leased and 93.7% occupied at December 31, 2017. Small Shops were 88.8% leased and 84.7% occupied at December 31, 2018 compared to 88.1% leased and 84.4% occupied at September 30, 2018 and 86.4% leased and 84.5% occupied at December 31, 2017.

During the fourth quarter 2018, the Company signed 58 leases totaling 202,342 square feet. Blended re-leasing spreads on comparable leases were 5.4% with an ABR of $22.41 per square foot. Re-leasing spreads on comparable new and renewal leases were 15.6% and 3.6%, respectively. For the twelve months ended December 31, 2018, the Company signed 288 leases totaling 1,607,252 square feet. Blended re-leasing spreads on comparable leases were 8.3% with an ABR of $17.22 per square foot. Re-leasing spreads on comparable new and renewal leases were 42.9% and 5.5%, respectively.

BALANCE SHEET

At December 31, 2018, the Company had approximately $964.1 million of consolidated debt, which resulted in a net debt to annualized proforma adjusted EBITDA ratio of 6.4x. Consolidated debt had a weighted average interest rate of 4.11% and a weighted average maturity, excluding scheduled amortization, of 5.8 years. The Company ended the fourth quarter 2018 with liquidity of $390.9 million, including $41.1 million in cash and cash equivalents and $349.8 million of availability on its unsecured revolving credit facility.

DISPOSITIONS

During the quarter, and as previously-announced, the Company completed the sale of six non-core properties for an aggregate sale price of $123.0 million, including two distressed non-core assets located in Jackson, Michigan, which has a Metropolitan Statistical Area ("MSA") rank of 261. Additionally, the Company is under contract to sell two non-core assets for $68.5 million. These transactions are expected to close in the first quarter 2019, subject to satisfaction of customary closing conditions.

The weighted average ABR per square foot and the weighted average 3-mile household income and population for the properties sold and under contract were $12.86, $72,000, and 54,000 respectively.

DIVIDEND

On February 5, 2019, the Company’s Board of Trustees declared a first quarter 2019 regular cash dividend of $0.22 per common share. The Board of Trustees also approved a first quarter 2019 Series D convertible preferred share dividend of $0.90625 per share. The dividends, for the period January 1, 2019 through March 31, 2019 are payable on April 1, 2019 for shareholders of record on March 20, 2019.

2019 GUIDANCE

The Company is initiating 2019 earnings guidance. Selected items are outlined below.

Guidance item	2019 Guidance Range
Net income available to common shareholders per diluted share	$0.12	to	$0.16
Same property NOI growth	2.00%	to	3.00%
General and administrative expenses (in millions)	$23.75	to	$25.00
Dispositions (in millions) [1]	~ $68.5
Operating FFO per diluted share	$1.03	to	$1.07
[1] Consists of the sale of two non-core assets which are under contract for sale in the first quarter 2019 subject to satisfaction of customary closing conditions.

RECONCILIATION OF 2018 OPERATING FFO PER SHARE TO INITIAL 2019 OPERATING FFO PER SHARE GUIDANCE

The following table reconciles the Company's reported 2018 Operating FFO per diluted share to the Company's initial 2019 Operating FFO per diluted share guidance range:

	2019 Guidance Range
2018 Operating FFO per diluted share	$1.35	to	$1.35
Same property NOI growth	0.03	to	0.05
Interest expense	0.03	to	0.03
Impact of Jackson Crossing & Jackson West dispositions	(0.07)	to	(0.07)
Impact of 2018 open air shopping center dispositions	(0.09)	to	(0.09)
Impact of 2019 open air shopping center dispositions	(0.05)	to	(0.05)
NOI from other investments	(0.07)	to	(0.07)
Non-cash items	(0.07)	to	(0.06)
General and administrative expense	(0.02)	to	(0.01)
Change in share count	(0.01)	to	(0.01)
2019 Operating FFO per diluted share	$1.03	to	$1.07

NOI from other investments is expected to decrease $0.07 per diluted share as a result of the following: (i) $0.03 per diluted share related to the implementation of ASC 842 that requires companies to expense certain previously capitalized internal leasing costs, (ii) $0.03 per diluted share from certain property management related expenses that were classified in general and administrative expense in prior periods, and (iii) $0.01 per diluted share as a result of lower NOI from Webster Place due to the pending redevelopment of the asset.

Non-cash items are expected to decrease $0.06 per diluted share as a result of a non-recurring below market lease intangible that benefited 2018.

General and administrative expense, including the above-mentioned $0.03 reclassification to NOI from other investments, is expected to increase $0.04 per diluted share as a result of the following: (i) $0.01 per diluted share from non-cash amortization of stock-based compensation attributable to executive sign-on inducement awards, (ii) $0.01 per diluted share from the Company's anticipated investment in its technology and data platforms, (iii)

$0.01 per diluted share from the Company's investment in human capital, including higher benefits cost, merit increases and promotions, and (iv) $0.01 per diluted share primarily as a result of a below target cash bonus payout in 2018 resulting in an unfavorable year-over-year comparison.

CONFERENCE CALL/WEBCAST:

The Company will host a live broadcast of its fourth quarter conference call on Thursday, February 21, 2019 at 10:00 a.m. (ET) to discuss its financial and operating results.

Date:	Thursday, February 21, 2019
Time:	10:00 a.m. ET
Dial in #:	(877) 705-6003
International Dial in #	(201) 493-6725
Webcast:	investors.rptrealty.com

A replay of the call will be available through March 7, 2019.  The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13684939.  A replay will also be archived on the Company’s website for one year.

SUPPLEMENTAL MATERIALS

The Company’s quarterly financial and operating supplement is available on its corporate web site at rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.

RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's locally-curated consumer experiences reflect the lifestyles of its diverse neighborhoods and match the modern expectations of its retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange under the ticker symbol RPT. As of December 31, 2018, the Company's portfolio consisted of 51 shopping centers (including 1 shopping center owned through a joint venture) representing 12.4 million square feet. As of December 31, 2018, the Company’s aggregate portfolio was 94.3% leased. For additional information about the Company please visit rptrealty.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of the Company believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:
Vin Chao, Vice President - Finance
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

RPT REALTY
FFO AND OPERATING FFO ATTRIBUTABLE TO COMMON AND OP UNIT HOLDERS GUIDANCE

	Per Share Guidance Range
	Full Year 2019
	Low		High
Net income available to common shareholders	$0.12	to	$0.16
Depreciation and amortization	0.90	to	0.90
Convertible preferred dividend	0.07	to	0.07
Net income attributable to noncontrolling interests	0.01	to	0.01
(Gain)/Loss on sale of investment properties	(0.04)	to	(0.04)
Share count adjustment (1)	(0.03)	to	(0.03)
FFO and OFFO available to common shareholders and dilutive securities	$1.03	to	$1.07
(1) OP Units and Convertible Preferred shares are excluded from the diluted share count for Net Income, but included for FFO and OFFO

v

RPT REALTY
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31, 2018	December 31, 2017

ASSETS
Income producing properties, at cost:
Land	$373,490	$397,935
Buildings and improvements	1,652,283	1,732,844
Less accumulated depreciation and amortization	(358,195)	(351,632)
Income producing properties, net	1,667,578	1,779,147
Construction in progress and land available for development	53,222	58,243
Net real estate	1,720,800	1,837,390
Equity investments in unconsolidated joint ventures	1,572	3,493
Cash and cash equivalents	41,064	8,081
Restricted cash and escrows	3,658	4,810
Accounts receivable, net	23,802	26,145
Acquired lease intangibles, net	44,432	59,559
Other assets, net	93,112	90,916
TOTAL ASSETS	$1,928,440	$2,030,394

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$963,149	$999,215
Capital lease obligation	975	1,022
Accounts payable and accrued expenses	56,355	56,750
Acquired lease intangibles, net	48,647	60,197
Other liabilities	8,043	8,375
Distributions payable	19,728	19,666
TOTAL LIABILITIES	1,096,897	1,145,225

Commitments and Contingencies

RPT Realty ("RPT") Shareholders' Equity:
Preferred shares, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of December 31, 2018 and 2017, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 120,000 shares authorized, 79,734 and 79,366 shares issued and outstanding as of December 31, 2018 and 2017, respectively	797	794
Additional paid-in capital	1,164,848	1,160,862
Accumulated distributions in excess of net income	(450,130)	(392,619)
Accumulated other comprehensive income	4,020	2,858
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	811,962	864,322
Noncontrolling interest	19,581	20,847
TOTAL SHAREHOLDERS' EQUITY	831,543	885,169
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,928,440	$2,030,394

RPT REALTY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
REVENUE
Minimum rent	$47,528	$48,392	$194,810	$198,362
Percentage rent	40	134	585	704
Recovery income from tenants	15,141	14,603	61,136	61,258
Other property income	979	993	3,837	4,303
Management and other fee income	32	141	254	455
TOTAL REVENUE	63,720	64,263	260,622	265,082

EXPENSES
Real estate tax expense	10,510	10,012	42,306	42,683
Recoverable operating expense	6,929	6,954	26,177	27,653
Non-recoverable operating expense	1,338	1,233	4,808	4,664
Depreciation and amortization	21,608	22,053	87,327	91,335
Acquisition costs	—	—	233	—
General and administrative expense	6,465	7,383	33,861	25,944
Provision for impairment	13,434	982	13,650	9,404
TOTAL EXPENSES	60,284	48,617	208,362	201,683

OPERATING INCOME	3,436	15,646	52,260	63,399

OTHER INCOME AND EXPENSES
Other expense, net	(189)	(96)	(244)	(708)
Gain on sale of real estate	3,813	16,843	3,994	52,764
Earnings from unconsolidated joint ventures	19	50	589	273
Interest expense	(11,085)	(10,995)	(43,439)	(44,866)
Other gain on unconsolidated joint ventures	—	—	5,208	—
Loss on extinguishment of debt	(134)	—	(134)	—
(LOSS) INCOME BEFORE TAX	(4,140)	21,448	18,234	70,862
Income tax provision	(51)	(24)	(198)	(143)
NET (LOSS) INCOME	(4,191)	21,424	18,036	70,719
Net loss (income) attributable to noncontrolling partner interest	97	(501)	(417)	(1,659)
NET (LOSS) INCOME ATTRIBUTABLE TO RPT	(4,094)	20,923	17,619	69,060
Preferred share dividends	(1,675)	(1,675)	(6,701)	(6,701)
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(5,769)	$19,248	$10,918	$62,359

EARNINGS PER COMMON SHARE
Basic	$(0.07)	$0.24	$0.13	$0.78
Diluted	$(0.07)	$0.24	$0.13	$0.78

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	79,725	79,366	79,592	79,344
Diluted	79,725	79,550	80,088	79,530

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Net (loss) income	$(4,191)	$21,424	$18,036	$70,719
Net loss (income) attributable to noncontrolling partner interest	97	(501)	(417)	(1,659)
Preferred share dividends	(1,675)	(1,675)	(6,701)	(6,701)
Net (loss) income available to common shareholders	(5,769)	19,248	10,918	62,359
Adjustments:
Rental property depreciation and amortization expense	21,414	21,993	86,970	91,097
Pro-rata share of real estate depreciation from unconsolidated joint ventures	14	73	191	302
Gain on sale of depreciable real estate	(3,699)	(16,945)	(3,699)	(51,977)
Gain on sale of joint venture depreciable real estate	—	—	(307)	—
Provision for impairment on income-producing properties	13,434	—	13,434	8,422
Other gain on unconsolidated joint ventures	—	—	(5,208)	—
FFO available to common shareholders	25,394	24,369	102,299	110,203

Noncontrolling interest in Operating Partnership (1)	(97)	501	417	1,659
Preferred share dividends (assuming conversion) (2)	1,675	1,675	6,701	6,701
FFO available to common shareholders and dilutive securities	$26,972	$26,545	$109,417	$118,563

Gain on sale of land	(114)	102	(295)	(787)
Provision for impairment on land available for development	—	982	216	982
Severance expense (3)	192	60	1,117	715
Executive management reorganization, net (3)(4)(5)	139	—	9,673	—
Acquisition costs	—	—	233	—
Cost associated with early extinguishment of debt	134	30	134	110
Other gain	—	—	(398)	—
Operating FFO available to common shareholders and dilutive securities	$27,323	$27,719	$120,097	$119,583

Weighted average common shares	79,725	79,366	79,592	79,344
Shares issuable upon conversion of Operating Partnership Units (1)	1,909	1,916	1,912	1,917
Dilutive effect of restricted stock	763	184	496	186
Shares issuable upon conversion of preferred shares (2)	6,858	6,740	6,858	6,740
Weighted average equivalent shares outstanding, diluted	89,255	88,206	88,858	88,187

FFO available to common shareholders and dilutive securities per share, diluted	$0.30	$0.30	$1.23	$1.34

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.31	$0.31	$1.35	$1.36

Dividend per common share	$0.22	$0.22	$0.88	$0.88
Payout ratio - Operating FFO	71.0%	71.0%	65.2%	64.7%

(1)	The total noncontrolling interest reflects OP units convertible 1:1 into common shares.

(2)
Series D convertible preferred shares are paid annual dividends of $6.7 million and are currently convertible into approximately 6.9 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.98 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earning per share in future periods.

(3)	Amounts noted are included in General and Administrative expense.

(4)
Includes severance, accelerated vesting of restricted stock and performance award charges and the benefit from the forfeiture of unvested restricted stock and performance awards associated with our former executives, in addition to recruiting fees, relocation expenses and cash inducement bonuses related to the Company's current executive team.

(5)	The $9.7 million reported for the twelve months ended December 31, 2018 includes $0.4 million for the three months ended March 31, 2018 not previously reported.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)

Reconciliation of net income available to common shareholders to Same Property NOI

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2018	2017	2018	2017
Net (loss) income available to common shareholders	$(5,769)	$19,248	$10,918	$62,359
Preferred share dividends	1,675	1,675	6,701	6,701
Net (loss) income attributable to noncontrolling partner interest	(97)	501	417	1,659
Income tax provision	51	24	198	143
Interest expense	11,085	10,995	43,439	44,866
Costs associated with early extinguishment of debt	134	—	134	—
Earnings from unconsolidated joint ventures	(19)	(50)	(589)	(273)
Gain on sale of real estate	(3,813)	(16,843)	(3,994)	(52,764)
Other gain on unconsolidated joint ventures	—	—	(5,208)	—
Other expense, net	189	96	244	708
Management and other fee income	(32)	(141)	(254)	(455)
Depreciation and amortization	21,608	22,053	87,327	91,335
Acquisition costs	—	—	233	—
General and administrative expenses	6,465	7,383	33,861	25,944
Provision for impairment	13,434	982	13,650	9,404
Lease termination fees	(53)	(23)	(161)	(83)
Amortization of lease inducements	43	44	173	175
Amortization of acquired above and below market lease intangibles, net	(1,147)	(1,130)	(9,880)	(4,397)
Straight-line ground rent expense	70	70	281	281
Amortization of acquired ground lease intangibles	6	6	25	25
Straight-line rental income	(602)	(872)	(2,892)	(2,669)
NOI	43,228	44,018	174,623	182,959
NOI from Other Investments	(2,939)	(5,407)	(25,586)	(38,065)
Same Property NOI with Redevelopment	40,289	38,611	149,037	144,894
NOI from Redevelopment (1)	(3,828)	(2,944)	(14,185)	(11,659)
Same Property NOI without Redevelopment	$36,461	$35,667	$134,852	$133,235

(1) The NOI from Redevelopment adjustments represent 100% of the NOI related to Deerfield Towne Center and Woodbury Lakes, and a portion of the NOI related to specific GLA at Buttermilk Towne Center, Front Range Village, The Shoppes at Fox River, The Shops on Lane Avenue and Troy Marketplace for all periods presented. A portion of the NOI related to specific GLA at River City Marketplace, Spring Meadows and Town & Country Crossing is adjusted for only the twelve-month periods presented. Because of the redevelopment activity, the center or specific space is not considered comparable for the periods presented and is adjusted out of Same Property NOI with Redevelopment in arriving at Same Property NOI without Redevelopment.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)

	Three Months Ended December 31,
	2018		2017
Reconciliation of net (loss) income to annualized proforma adjusted EBITDA
Net (loss) income	$(4,191)		$21,424
Interest expense	11,085		10,995
Income tax provision	51		24
Depreciation and amortization	21,608		22,053
Gain on sale of depreciable real estate	(3,699)		(16,945)
Provision for impairment on depreciable real estate	13,434		982
Pro-rata adjustments from unconsolidated entities	14		73
EBITDAre	38,302		38,606

Severance expense	192		60
Executive management organization, net	139		—
Gain on sale of land	(114)		102
Lease termination income	(53)		(23)
Costs associated with early extinguishment of debt	134		—
Adjusted EBITDA	38,600		38,745
Proforma adjustments (1)	(2,655)		(1,324)
Proforma adjusted EBITDA	$35,945		$37,421
Annualized proforma adjusted EBITDA	$143,780		$149,684

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$963,149		$999,215
Unamortized premium	(2,948)		(3,967)
Deferred financing costs, net	3,058		3,821
Consolidated notional debt	963,259		999,069
Pro-rata share of debt from unconsolidated joint venture	—		12,699
Capital lease obligation	975		1,022
Cash and cash equivalents	(41,064)		(8,081)
Net debt	$923,170		$1,004,709

Reconciliation of interest expense to total fixed charges
Interest expense	$11,085		$10,995
Preferred share dividends	1,675		1,675
Scheduled mortgage principal payments	658		758
Total fixed charges	$13,418		$13,428

Net debt to annualized proforma adjusted EBITDA	6.4	x	6.7	x
Interest coverage ratio (proforma adjusted EBITDA / interest expense)	3.2	x	3.5	x
Fixed charge coverage ratio (proforma adjusted EBITDA / fixed charges)	2.7	x	2.9	x

(1) 4Q18 excludes $2.7 million from dispositions and 4Q17 excludes $1.3 million from acquisitions and dispositions including our Millennium Park joint venture. The proforma adjustments treat the activity as if they occurred at the start of each quarter.

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these additional measures provide users of our financial information additional comparable indicators of our industry, as well as our performance.

Funds From Operations (FFO) Available to Common Shareholders
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of depreciable property and impairment provisions on depreciable real estate or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, plus depreciation and amortization, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO available to common shareholders.

Operating FFO Available to Common Shareholders
In addition to FFO available to common shareholders, we include Operating FFO available to common shareholders as an additional measure of our financial and operating performance. Operating FFO excludes acquisition costs and periodic items such as gains (or losses) from sales of land and impairment provisions on land available for development or sale, bargain purchase gains, severance expense, executive management reorganization costs, net, accelerated amortization of debt premiums and gains or losses on extinguishment of debt that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends. FFO and Operating FFO are simply used as for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable.

EBITDAre/Adjusted EBITDA/Proforma Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of severance expense, lease termination income, and other non-recurring items. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP. Proforma Adjusted EBITDA further adjusts for the effect of the acquisition or disposition of properties during the period.

Same Property Operating Income
Same Property Operating Income ("Same Property NOI with Redevelopment") is a supplemental non-GAAP financial measure of real estate companies' operating performance. Same Property NOI with Redevelopment is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable properties for the reporting period. Same Property NOI with Redevelopment excludes acquisitions and dispositions. Same Property NOI with Redevelopment is calculated using consolidated operating income and adjusted to exclude management and other fee income, depreciation and amortization, general and administrative expense, provision for impairment and non-comparable income/expense adjustments such as straight-line rents, lease termination fees, above/below market rents, and other non-comparable operating income and expense adjustments.

In addition to Same Property NOI with Redevelopment, the Company also believes Same Property NOI without Redevelopment to be a relevant performance measure of our operations. Same Property NOI without Redevelopment follows the same methodology as Same Property NOI with Redevelopment, however it excludes redevelopment activity that significantly impacts the entire property, as well as lesser redevelopment activity where we are adding GLA or retenanting a specific space. A property is designated as redevelopment when projected costs exceed $1.0 million, and the construction impacts approximately 20% or more of the income producing property's gross leasable area ("GLA") or the location and nature of the construction significantly impacts or disrupts the daily operations of the property. Redevelopment may also include a portion of certain properties designated as same property for which we are adding additional GLA or retenanting space.

Same Property NOI should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Our method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

RPT Realty
Non-GAAP Financial Definitions (continued)

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property occupied by tenants at the time the lease was executed with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.